Exhibit 10.2

FIRST AMENDMENT

TO

PROMISSORY NOTE

THIS FIRST AMENDMENT TO PROMISSORY NOTE (this “Amendment”), is entered into as of the 5th day of July, 2018, by and between Hickok Incorporated, an Ohio corporation (“Maker”), and First Francis Company, Inc., an Ohio corporation (the “Payee”).

W I T N E S S E T H:

WHEREAS, Maker and the Payee are parties to that certain Promissory Note, dated July 1, 2016, payable to the Payee in the original principal amount of Two Million Dollars ($2,000,000), together with interest at the rate set forth therein (the “Note”); and

WHEREAS, Maker and the Payee have agreed to amend the Note as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree to amend the Note as follows in accordance with Section 11 of the Note:

1.           Section 1 of the Note is hereby amended and restated in its entirety to read as follows:

Interest. Commencing on the date hereof, interest on the unpaid principal amount due hereunder will accrue at a rate equal to four percent (4%) per annum (calculated on the basis of a year of 365/366 days and the actual number of days elapsed in any payment period or portion thereof) continuing through and including July 4, 2018, and commencing on July 5, 2018, interest on the unpaid principal amount due hereunder will accrue at a rate equal to six and one quarter of one percent (6.25%) per annum (calculated on the basis of a year of 365/366 days and the actual number of days elapsed in any payment period or portion thereof) (the “Applicable Rate”).

2.           Section 2(a) of the Note is hereby amended and restated in its entirety to read as follows:

Principal and Interest. Subject to increase or decrease pursuant to Section 2.2 of the Merger Agreement, the principal amount of this Promissory Note and any interest due hereunder shall be payable in quarterly installments of Sixty Thousand Nine Hundred Eleven and 20/100 Dollars ($60,911.20) during the term of this Promissory Note beginning on October 31, 2016 continuing through and including April 30, 2018. Subject to increase or decrease pursuant to Section 2.2 of the Merger Agreement, the principal amount of this Promissory Note and any interest due hereunder shall be payable in quarterly installments of Sixty Seven Thousand Seven Hundred Twenty and 95/100 Dollars ($67,720.95) during the term of this Promissory Note beginning on July 31, 2018. The entire remaining principal balance and all accrued and unpaid interest shall be due and payable in full on the sixth (6th) anniversary of the date hereof, unless accelerated in accordance with the terms and conditions of this Promissory Note.

3.     Other Terms and Provisions. Except as set forth in this Amendment, all terms, provisions, conditions, representations, warranties and covenants of the Note are hereby confirmed, ratified, and remain unmodified and in full force and effect.

4.     Effective Date; Binding Effect. This Amendment shall become effective on the date first written above.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to Promissory Note as of the date first written above.

Warning -- By signing this paper you give up your right to notice and court trial. If you do not pay on time a court judgment may be taken against you without your prior knowledge and the powers of a court can be used to collect from you regardless of any claims you may have against the creditor whether for returned goods, faulty goods, failure on his part to comply with the agreement, or any other cause.

MAKER:

Hickok Incorporated

By:
Name:	Kelly J. Marek
Title:	Vice President Finance and CFO

PAYEE:

First Francis Company, Inc.

By:
Name:
Title:

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